================================================================================
SEC 1947   Potential persons who are to respond to the collection of information
(6-00) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
================================================================================

                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
                                                    OMB Number:       3235-0145
                                                    Expires:   October 31, 2002
                                                    Estimated average burden
                                                    hours per response... 14.90
                                                    ---------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Centrack International, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.01 Par Value Per Share
       -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    15234W105
       -----------------------------------------------------------------
                                 (CUSIP Number)


                                January 12, 2001
       -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]   Rule 13d-1(b)

          [X]   Rule 13d-1(c)

          [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with

                                Page 1 of 6 pages
respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

CUSIP No.   15234W105
          --------------
--------------------------------------------------------------------------------
     1.   Names of Reporting Persons.

          Gunster, Yoakley & Stewart, P.A.
          ---------------------------------------------------------------------
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          N/A

          (a)..................................................................

          (b)..................................................................
--------------------------------------------------------------------------------
     3.   SEC Use Only.........................................................
--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization      U.S.A.
                                                  ------------------------------
--------------------------------------------------------------------------------
Number of         5.   Sole Voting Power      5,642,667 shares
Shares Bene-     ---------------------------------------------------------------
ficially by       6.   Shared Voting Power      -0-
Owned by Each    ---------------------------------------------------------------
Reporting         7.   Sole Dispositive Power       5,642,667 shares
Person With:     ---------------------------------------------------------------
                  8.   Shared Dispositive Power       -0-
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          5,642,667 shares
          ---------------------------------------------------------------------

    10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)....................................................

    11.   Percent of Class Represented by Amount in Row (11)     5.5%
                                                            -------------------
--------------------------------------------------------------------------------
    12.   Type or Reporting Person (See Instructions)       CO
                                                     --------------------------
--------------------------------------------------------------------------------

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

                                Page 2 of 6 pages

 ...............................................................................

 ...............................................................................

--------------------------------------------------------------------------------








                                Page 3 of 6 pages

ITEM 1.

         (a)  Name of Issuer   Centrack International, Inc.
                             -------------------------------------------------

         (b) Address of Issuer's Principal Executive Offices 21045 Commercial Trail, Boca Raton, FL 33486
------------------------------------------------------------------------------


ITEM 2.

         (a)  Name of Person Filing   Gunster, Yoakley & Stewart, P.A.
                                    ------------------------------------------

         (b)  Address of Principal Business Office or, if none, Residence
777 South Flagler Drive, Suite 500  East Tower, West Palm Beach, FL 33401
------------------------------------------------------------------------------

         (c)  Citizenship   U.S.A.
                          ----------------------------------------------------

         (d)  Title of Class of Securities  Common Stock, $.01 Par Value
                                          ------------------------------------

         (e)  CUSIP Number  15234W105
                          ----------------------------------------------------

ITEM 3. If this statement is filed pursuant to (Sections)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A
                                                                    ----------

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with (Section)240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with (Section)240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with (Sections)240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:      5,642,667 shares.
                                        ----------------------

         (b)  Percent of class:     5.5%           .
                               --------------------
         (c)  Number of shares as to which the person has:

                                Page 4 of 6 pages

              (i)    Sole power to vote or to direct the vote  5,642,667 shares.
                                                             -------------------

              (ii)   Shared power to vote or to direct the vote  -0-           .
                                                               -----------------

              (iii)  Sole power to dispose or to direct the disposition of
                     5,642,667 shares     .
                     ---------------------

              (iv)   Shared power to dispose or to direct the disposition of
                     -0-           .
                     ---------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                           7/11/01
                                                --------------------------------
                                                             Date

                                                Gunster, Yoakley & Stewart, P.A.

                                                By: /s/ Robert B. Lamm
                                                   -----------------------------
                                                         Signature


                               Page 5 of 6 pages

                                                   Robert B. Lamm/Shareholder
                                                --------------------------------
                                                            Name/Title








                               Page 6 of 6 pages